UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2016

Five Prime Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36070	26-0038620
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Corporate Drive South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 365-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 19, 2016, Five Prime Therapeutics, Inc. (the “Company”) and Julie Hambleton, the Company’s Executive Vice President and Chief Medical Officer, entered into an executive transition and severance benefits agreement (the “Agreement”). The Company previously disclosed Dr. Hambleton’s resignation in a Current Report on Form 8-K filed on January 18, 2016. Pursuant to the Agreement, the Company will pay Dr. Hambleton severance in an amount equal to her monthly base salary and pro-rata bonus for nine months (the “Severance Pay Period”) for a total of $462,195, subject to customary payroll withholding and other deductions. Dr. Hambleton is also entitled to a severance payment equal to $257,594, which is the sum of (i) Dr. Hambleton’s target 2015 annual cash incentive bonus and (ii) the fifty percent (50%) retention payment Dr. Hambleton could have earned under her retention award agreement had she received a 2015 bonus, subject in each case to payroll withholding and deductions.

Under the Agreement, the Company will accelerate the vesting and exercisability of fifty percent (50%) of all unvested options to purchase common stock of the Company held by Dr. Hambleton as of February 15, 2016 and accelerate the vesting of 14,789 of the 82,980 restricted shares of common stock held by Dr. Hambleton.

If Dr. Hambleton elects continued health or dental insurance coverage under COBRA, the Company will pay for the monthly cost of such coverage for up to nine months following her resignation.

The Agreement also includes a general release of claims by Dr. Hambleton.

The Agreement supersedes the Executive Severance Benefits Agreement entered into between the Company and Dr. Hambleton on December 3, 2012.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal year ending March 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Prime Therapeutics, Inc.

By:	/s/ Francis Sarena
Francis Sarena
Executive Vice President, General Counsel & Secretary

Dated: January 25, 2016

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